FieldPoint Petroleum Corporation Closes $50 Million Senior Revolving Credit Facility with Citibank

October 19, 2006

Funds to be Used for Acquisitions, Drilling and Working capital

Austin, TX (Businesswire) Oct 19, 2006 FieldPoint Petroleum Corporation (AMEX:FPP) announced today that it has closed a $50,000,000 credit facility with Citibank N.A.  Under this facility, loans and letters of credit will be available to the Company on a revolving basis in an amount outstanding not to exceed the lesser of $50,000,000 or the then current borrowing base.  The initial borrowing base will be set at $5,000,000, and will be adjusted semiannually.

FieldPoint President and CEO Ray D. Reaves said, “As we have previously stated, being able to enter into a strong banking facility is an important part of laying the foundation for accelerating our growth.  I am extremely pleased that FieldPoint has been able to establish this relationship with a prestigious energy lender that has a national presence in oil and gas.  Having the opportunity to enter into a facility of this size is a strong confirmation that our long standing strategy of conservative acquisition of properties is the right one for us.  This is a major milestone for FieldPoint and I believe that it significantly improves our posture regarding expansion through acquisition.  Combined with our favorable cash position and lack of debt, FieldPoint is well positioned for strong growth”

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

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